Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated August 28, 2014, in this Registration Statement (Form S-6 No. 333-197354) of Smart Trust, Diversified Income and Growth Trust, Series 5.

/s/ Grant Thornton LLP

Grant Thorninton LLP

Chicago, Illinois

August 28, 2014